STOCK SALE AND PURCHASE AGREEMENT

      THIS STOCK SALE AND PURCHASE AGREEMENT (this "Agreement") is dated as of March 1, 2007, and is made and entered into by and among Monarch Pointe Fund, Ltd ("Buyer") and Michael Martinez ("Seller").

A. Seller is the record owner of 6,500,003 shares of the $0.001 par value common stock of Interactive Television Networks, Inc., a Nevada corporation (the "Company").

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller 948,414 shares of the Company's common stock upon the terms and conditions set forth in this Agreement.

            Accordingly, for and in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I
                                SALE AND PURCHASE

      Section 1.1 Sale and Purchase of Shares. Seller hereby sells, assigns, transfers and delivers to Buyer a stock certificate, registered in Buyer's name, for Nine Hundred Forty Eight Thousand, Four Hundred Fourteen (948,414) shares of common stock (the "Shares") of the Company, and Buyer hereby purchases, acquires and accepts the Shares from Seller, all upon the terms and conditions set forth in this Agreement.

      Section 1.2 Purchase Price. The purchase price for the Shares is Ninety Four Thousand, Eight Hundred and Forty One dollars, and Thirty Nine cents ($94,841.39). Concurrently with the execution of this Agreement, Buyer has initiated a wire transfer of immediately available funds for the entire purchase price to a bank account previously designated by Seller.

                                   ARTICLE II
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

      To induce Buyer to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

      Section 2.1 Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and perform its obligations hereby. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, directly or indirectly (with or without notice or lapse of time):

            a) contravene, conflict with or result in a breach of any condition or provision of, or constitute a default under any agreement, contract, commitment, pledge, instrument or other undertaking to which Seller is a party or by which Seller or the Shares are bound.


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            b)    contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated by the Agreement, or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree of any governmental body to which the Seller may be subject.

      Section 2.2 Consents. Except for the filing of a Form 4 pursuant to
Section 16(a) of the Securities Exchange Act of 1934, Seller is not, and will not be, required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution and delivery of any of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

      Section 2.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes Seller's valid and binding agreement, enforceable against Seller in accordance with and subject to its terms.

      Section 2.3 Title to Shares. Seller is the lawful, record and beneficial owner of good and marketable title to all of the Shares, free and clear of any liens, options, pledges, rights of first refusal, claims, agreements, charges, security interests, community property interests, equitable interests and encumbrances whatsoever, including but not limited to any restrictions on use voting, transfer, receipt of income, or exercise of any other attribute of ownership. The certificate representing the Shares is valid and genuine and the sale, conveyance, assignment, transfer and delivery of the certificate representing the Shares in accordance with the terms of this Agreement transfers to Buyer legal and valid title to the Shares, free and clear of all liens, security interests, hypothecations or pledges.

      Section 2.5 Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, currently threatened before any governmental body against the Seller which questions the validity of this Agreement or the right of Seller to enter it, or to consummate the transactions contemplated hereby. The Seller is not a party or subject to, and none of the Shares is bound by, the provisions of any order, writ, injunction, judgment or decree of any governmental body.

      Section 2.6 Brokers or Finders. Seller has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      Section 2.4 Use of Proceeds. Immediately following the sale of the Shares to Buyer pursuant to this Agreement, Seller shall purchase $94,841.39 of set-top-box inventory at commercially reasonable terms and ensure that that the proceeds of this purchase shall be used by the Company for permitted payments ("the Permitted Payments"). Seller shall submit its purchase of set-top-box inventory for review and ratification by the Company's Board of Directors as soon as reasonably practicable following the execution of this Agreement.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      To induce Seller to enter into and perform their obligations under this Agreement, Buyer represents and warrants to Seller as follows:


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      Section 3.1 Authority and Capacity. Buyer has all requisite power, authority and legal capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer does not (i) conflict with any provision of Buyer's charter documents, (ii) result in a breach of or default under any other agreement to which Buyer is a party or by which it is bound, or (iii) violate any law applicable to Buyer or any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body applicable to or binding upon Buyer. This Agreement constitutes a binding agreement of Buyer.

      Section 3.2 Disclosure. Buyer is familiar with the business, technologies, financial condition, and prospects of the Company, and Seller has made no representation or warranty regarding the Company, its business, technologies, financial condition or prospects.

      Section 3.3 Investment Representations. Buyer is acquiring the Shares for Buyer's own account and is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                                   ARTICLE IV
                                  MISCELLANEOUS

      Section 4.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

      Section 4.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of California without reference to, and regardless of, any applicable choice or conflicts of laws principles.

      Section 4.3 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

      Section 4.4 Further Assurances. Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further instruments of assignment, transfer, conveyance and confirmation and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

                                    ARTICLE V
                                   DEFINITIONS

      Section 5.1 Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling, requirement, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental body.


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      Section 5.2 Person. "Person" shall mean any individual, corporation
(including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or Governmental Body.


      IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

Buyer:                            ________________________________


                              By: ________________________________



Seller:

                                  ________________________________
                                  Michael Martinez